Exhibit 5.1

[Letterhead of First Midwest Bancorp, Inc.]

September 7, 2016

First Midwest Bancorp, Inc.,
One Pierce Place, Suite 1500,
Itasca, Illinois 60143.

Ladies and Gentlemen:

With reference to the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) filed by First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of 23,378,660 shares of common stock, par value $0.01 per share, of First Midwest (“First Midwest Common Stock”) to holders of voting common stock, par value $0.01 per share, of Standard Bancshares, Inc., an Illinois corporation (“Standard” and such common stock, the “Standard Voting Common Stock”), and non-voting common stock, par value $0.01 per share, of Standard (“Standard Non-Voting Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2016 (the “Merger Agreement”), by and among First Midwest, Standard and Benjamin Acquisition Corporation, an Illinois corporation, I, as Executive Vice President, Corporate Secretary and General Counsel of First Midwest, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion.  Upon the basis of such examination, I am of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the holders of Standard Voting Common Stock have approved the Merger Agreement and the transactions contemplated thereby, (c) the holders of Standard Non-Voting Common Stock have approved the conversion of Standard Non-Voting Common Stock into First Midwest Common Stock, (d) the First Midwest stockholders have approved the issuance of the First Midwest Common Stock pursuant to the Merger Agreement, and (e) the shares of First Midwest Common Stock to be issued pursuant to the Merger Agreement (the “Issued Shares”) has been duly issued and delivered as provided in the Merger Agreement as contemplated by the Registration Statement, the Issued Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the joint proxy statement/prospectus forming a part of the Registration Statement.

In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President, Corporate Secretary and General Counsel